Exhibit 99.1

P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2016

Tontitown, Arkansas, April 29, 2016...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $2,934,651 or diluted and basic earnings per share of $0.41 for the quarter ended March 31, 2016. These results compare to net income of $5,369,218 or diluted and basic earnings per share of $0.72 for the quarter ended March 31, 2015.

Operating revenues, before fuel surcharge revenue, increased 13.3% to $93,648,947 for the first quarter of 2016 compared to $82,684,570 for the first quarter of 2015. Fuel surcharge revenue decreased to $9,940,274 for the first quarter of 2016 from $16,798,584 for the first quarter of 2015 as fuel prices were significantly lower during the first quarter of 2016. Total operating revenues increased to $103,589,221 for the first quarter of 2016 compared to $99,483,154 for the first quarter of 2015.

Daniel H. Cushman, President of the Company, commented, “Despite the softer freight environment, we were able to achieve base revenue growth of over 13% during the first quarter of 2016. This growth came primarily from an increase in our overall fleet size and from growth in our Dedicated and Mexico divisions. Fuel surcharge revenue continued to be lower on a year-over-year basis as fuel prices remained lower in 2016. While revenue growth was positive, it was not enough to overcome the many cost challenges we faced in year-over-year cost comparables, primarily as they relate to fuel costs, driver acquisition costs, and health care costs.

“We experienced a $1.2 million increase in net fuel costs as a result of relatively stable fuel prices during the first quarter of 2016 as compared to the steady decline in fuel prices during the first quarter of 2015.

“Throughout 2015, we began to make certain changes to our driver recruiting and retention programs which had the effect of increasing our driver acquisition costs incrementally throughout 2015 and into 2016. The impact of the cost increase was approximately $1.4 million in additional driver acquisition costs during the first quarter of 2016 as compared to the first quarter of 2015. Due to the incremental nature of costs under these programs, we expect the year over year impact to lessen throughout the remainder of 2016.

“We also had a difficult first quarter in health care claims cost. This is something that is difficult to both predict and control. During the first quarter of 2016, we experienced a larger number of high-dollar health care claims which resulted in an increase of $1.0 million, or 87%, in health care costs for the first quarter of 2016 as compared to the first quarter of 2015.

“While we are not satisfied with our earnings results for the first quarter of 2016, they do represent one of our top three best reported results for a first quarter. We remain optimistic that our business model will allow us the flexibility to quickly adapt to changing market conditions so that we can advance our goal of continuous improvement.

“Following the close of the first quarter of 2016, we finalized the modified Dutch auction tender offer that was initiated during the first quarter of 2016. As a result of the Dutch auction, the Company repurchased 567,413 shares of its common stock in April 2016. A total of approximately 2.2 million shares of common stock have been repurchased by the Company since its first Dutch auction in 2013. Additionally, approximately 435,000 shares remain available for purchase under our previously authorized stock repurchase program.

“For the remainder of 2016, we will continue to focus on revenue growth opportunities which are driver friendly and provide a reasonable rate of return. Given the current state of the driver market, we expect that we will continue to see driver pay pressure during the remainder of 2016 and the near future. Many of our competitors have announced significant across-the-board driver pay increases over the last few years while we have limited our driver pay increases to select drivers based on lane-by-lane profitability and desirability. We cannot rule out the possibility of a future broad based pay rate increase to our drivers and third-party owner operators.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended March 31,
	2016	2015

Revenue, before fuel surcharge	$93,648,947	$82,684,570
Fuel surcharge	9,940,274	16,798,584
	103,589,221	99,483,154

Operating expenses and costs:
Salaries, wages and benefits	27,482,330	25,933,323
Operating supplies and expenses	19,118,663	23,165,278
Rent and purchased transportation	37,387,040	29,056,876
Depreciation	9,176,736	7,557,202
Insurance and claims	4,058,436	3,405,632
Other	2,169,614	2,379,486
Gain on disposition of equipment	(1,389,834)	(1,161,412)
Total operating expenses and costs	98,002,985	90,336,385

Operating income	5,586,236	9,146,769

Interest expense	(822,322)	(616,782)
Non-operating (loss) income	(22,266)	244,678

Income before income taxes	4,741,648	8,774,665
Income tax expense	1,806,997	3,405,447

Net income	$2,934,651	$5,369,218

Diluted earnings per share	$0.41	$0.72

Average shares outstanding – Diluted	7,144,196	7,467,405

	Quarter ended March 31,
Truckload Operations	2016	2015
Total miles	57,362,679	51,836,268
Operating ratio (1)	93.72%	87.71%
Empty miles factor	6.55%	6.59%
Revenue per total mile, before fuel surcharge	$1.43	$1.40
Total loads	79,692	72,136
Revenue per truck per work day	$678	$642
Revenue per truck per week	$3,390	$3,210
Average company-driver trucks	1,379	1,430
Average owner operator trucks	511	362

Logistics Operations
Total revenue	$11,541,840	$10,155,167
Operating ratio	96.24%	97.72%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.